EXHIBIT 3.1
CARTER VALIDUS MISSION CRITICAL REIT II, INC.
ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter of Carter Validus Mission Critical REIT II, Inc., a Maryland corporation (the “Company”), is hereby amended by deleting the last sentence of existing Article I in its entirety and substituting in lieu thereof a new article to read as follows:

The name of the corporation (which is hereinafter called the “Corporation”) is:

Sila Realty Trust, Inc.
SECOND: The foregoing amendment to the charter of the Company was approved by the Board of Directors of the Company and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.
THIRD: These Articles of Amendment shall become effective at 12:00 p.m. ET on September 30, 2020 (the “Effective Time”).
THIRD: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

- signature page follows -

ny-1989498

IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Financial Officer on this 30th day of September, 2020.

ATTEST:	CARTER VALIDUS MISSION CRITICAL REIT II, INC.

By: /s/ Kay C. Neely	By: /s/ Michael A. Seton	(SEAL)
Kay C. Neely	Michael A. Seton
Chief Financial Officer	Chief Executive Officer

49646068-v2
ny-1989498